Exhibit 99.2

FOR IMMEDIATE RELEASE

For press inquiries:	For investor inquiries:
Katie Brazel, Fleishman-Hillard for Alimera Sciences 404-739-0150 katie.brazel@fleishman.com	John Mills, ICR for Alimera Sciences 310-954-1105 John.Mills@ICRINC.com

ALIMERA’S NEW 36-MONTH SAFETY AND EFFICACY RESULTS FROM THE
PHASE 3 FAME™ STUDY OF ILUVIEN® IN PATIENTS WITH DIABETIC
MACULAR EDEMA PRESENTED AT THE 2011 ARVO ANNUAL MEETING

Peak efficacy of 33.6% of patients in Trial A (p< 0.001) and 42.4% of patients in Trial B (p<0.001) achieving significant visual improvements was observed at month 30 among an identifiable subgroup. Statistical significance was maintained through month 36.

Alimera plans to submit this new data to the FDA in support of its pending New Drug Application.

ATLANTA, May 3, 2011 — Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, announced that positive new data from the completed FAME™ Study of ILUVIEN were presented today at the 2011 Association for Research in Vision and Ophthalmology (ARVO) Annual Meeting. The new data showed that 33.6% of patients in Trial A (p<0.001) and 42.4% of patients in Trial B (p<0.001) were observed achieving best corrected visual acuity (BCVA) improvement of 15 letters or more from baseline at month 30 in the identifiable subgroup of patients diagnosed with diabetic macular edema (DME) for three years or more at baseline. The new data were presented by Dr. Andrew N. Antoszyk, one of the FAME investigators and a practicing retina specialist at Charlotte Eye, Ear, Nose and Throat Associates in Charlotte, N.C.

The FAME Study consisted of two three-year, Phase 3 pivotal clinical trials (Trial A and Trial B) to assess the safety and efficacy of ILUVIEN® in the treatment of DME. The 956 patients in the trials were randomized to receive either high dose ILUVIEN, low dose ILUVIEN or control treatment. The primary endpoint for efficacy in the trials was the difference in the percentage of patients whose BCVA improved by 15 or more letters from baseline on the Early Treatment Diabetic Retinopathy Study (ETDRS) eye chart at month 24 between the treatment and control groups.

As previously reported, the pre-specified primary endpoint for the FAME Study was met for the low dose ILUVIEN in both Trial A and Trial B. Based on these data, Alimera submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) on June 29, 2010 for approval of the low dose ILUVIEN. Therefore, only the low dose data is presented and discussed in this press release.

In February 2011, Alimera presented positive results from the full patient population at month 36 of the FAME Study in Trial A (28.4%) and Trial B (29.0%) with demonstrated improvement in BCVA of 15 letters from baseline. Statistical significance was seen in both trials as late as month 33 with Trial A at 28.4% (p=0.042) and Trial B at 29.6% (p=0.046).

Dr. Antoszyk’s ARVO presentation today included additional data from a subgroup of study patients that was identifiable prior to administration of ILUVIEN. This subgroup reflected the duration of DME at baseline and across all patients randomized, with a median duration of DME at baseline of three years.

Of the patients diagnosed with DME for three years or more who were treated with ILUVIEN, 31.8% (p=0.010) in Trial A and 36.4% (p= 0.004) in Trial B experienced BCVA improvement of 15 letters or more from baseline at 36 months. Of the patients in the subgroup who received the control treatment, 13.6% in Trial A and 13.2% in Trial B experienced BCVA improvement of 15 letters or more from baseline at 36 months. Consistent with the full patient population, approximately 75% of the patients who were treated with ILUVIEN received only one ILUVIEN insert over the 36 month study. No statistical significance in BCVA improvement was found in the subgroup of patients with less than three years duration of DME.

“Throughout the FAME Study, ILUVIEN has shown significant potential for patients suffering with DME. This new data is particularly exciting with 34% of patients who’ve had DME for three years or more gaining three lines of vision after therapy,” said Dr. Antoszyk. “If regulatory approval of ILUVIEN is obtained, we will be able to offer an additional option in the form of a long-term treatment to our patients who are dealing with this devastating disease.”

Data for the subgroup was gathered from 536 patients who had been diagnosed with DME for three years or more and 416 patients who had been diagnosed with DME for less than three years. Alimera will provide these additional data in its response to the Complete Response Letter issued by the FDA in December 2010.

Safety was assessed among those patients within the subgroup who were treated with ILUVIEN in the study. Intraocular pressure (IOP) increases to 30 millimeters of mercury (mmHg) or greater at any time point were seen in 14.8% of these patients by month 36, compared to 18.3% in the full ILUVIEN treated patient population. By month 36, 5.3% of these patients had undergone an incisional surgical procedure to reduce elevated IOP, compared to 4.8% in the full patient population. The incidence of cataracts among patients with a natural lens in their eye at the start of the study was 86% at month 36, with 85% undergoing a cataract operation, compared to 80% and 74.9%, respectively, in the full patient population.

“We are pleased that this identifiable subgroup shows even greater benefit to risk than the full patient population through month 36 of the study, thereby further improving ILUVIEN’s profile,” said Dan Myers, Alimera’s president and CEO. “This data spotlights the benefit that ILUVIEN, if approved, could bring to the patient population that retinal specialists are targeting for its use. We believe this data will be very valuable to the treatment of DME going forward.”

About the FAME Study

Alimera conducted two 36-month, Phase 3 pivotal clinical trials (collectively known as the FAME Study) for ILUVIEN involving 956 patients in sites across the United States, Canada, Europe and India to assess the efficacy and safety of ILUVIEN with two doses of the corticosteroid fluocinolone acetonide (FAc), a high and low dose, for the treatment of DME. The primary efficacy endpoint for the FAME Study was the difference in the percentage of patients whose best corrected visual acuity improved by 15 or more letters from baseline on the ETDRS eye chart at month 24 between the treatment and control groups. The study concluded in September 2010 with the final patient visit at the three-year data point.

Following its NDA submission to the FDA, Alimera submitted a Marketing Authorization Application to the Medicines and Healthcare products Regulatory Agency in the United Kingdom. Applications have also been submitted to regulatory agencies in Austria, France, Germany, Italy, Portugal and Spain. Based upon the analysis of the FAME Study, all filings included the 24-month data. The FDA, in a December 2010 Complete Response Letter, requested further information including the month 36 data from the FAME Study.

About DME

DME, the primary cause of vision loss associated with diabetic retinopathy, is a disease affecting the macula, the part of the retina responsible for central vision. When the blood vessel leakage of diabetic retinopathy causes swelling in the macula, the condition is called DME. The onset of DME is painless and may go undetected by the patient until it manifests with the blurring of central vision or acute vision loss. The severity of this blurring may range from mild to profound loss of vision. The Wisconsin Epidemiologic Study of Diabetic Retinopathy found that over a 10-year period approximately 19% of people with diabetes studied were diagnosed with DME. As the population of people with diabetes increases, Alimera expects the annual incidence of diagnosed DME to increase, as well.

About ILUVIEN®

ILUVIEN is an investigational, extended release intravitreal insert that Alimera is developing for the treatment of DME. Each ILUVIEN insert is designed to provide a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of FAc. ILUVIEN is inserted in the back of the patient’s eye to a position that takes advantage of the eye’s natural fluid dynamics. The insertion device employs a 25-gauge needle, which allows for a self-sealing wound.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently, Alimera is focused on diseases affecting the back of the eye, or retina. Its advanced product candidate, ILUVIEN, is an investigational intravitreal insert containing FAc, a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease. ILUVIEN is in development for the treatment of DME, a disease of the retina that affects individuals with diabetes and can lead to severe vision loss and blindness.

Forward Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s future results of operations and financial position, business strategy and plans and objectives of management for Alimera’s future operations. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “contemplate,” “predict,” “project,” “target,” “likely,” “potential,” “continue,” “will,” “would,” “should,” “could,” or the negative of these terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The events and circumstances reflected in Alimera’s forward-looking statements may not occur and actual results could differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, delay in or failure to obtain regulatory approval of Alimera’s product candidates, uncertainty as to Alimera’s ability to commercialize, and market acceptance of, its product candidates, the extent of government regulations, uncertainty as to relationship between the benefits of Alimera’s product candidates and the risks of their side-effect profiles, dependence on third-party manufacturers to manufacture Alimera’s product candidates in sufficient quantities and quality, uncertainty of clinical trial results, limited sales and marketing infrastructure, inability of Alimera’s outside sales force to successfully sell and market ILUVIEN in the U.S. following regulatory approval and Alimera’s ability to operate its business in compliance with the covenants and restrictions that it is subject to under its credit facility, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s annual report on Form 10-K for the year ended December 31, 2010, which is on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Alimera’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera’s results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.